6710 LLC COMMERCIAL LEASE

Date:           June 30, 1999

Between:        6710 LLC,                                       ("Landlord")
                an Oregon Limited Liability Company
                P O Box 82448
                Portland, Oregon 97282

And:            Phoenix Gold International, Inc.,               ("Tenant")
                an Oregon Corporation
                9300 N. Decatur
                Portland, Oregon __________

      Landlord leases to Tenant and Tenant leases from Landlord the following described property (the "Premises") on the terms and conditions stated below:


           SEE EXHIBIT "A " ATTACHED HERETO AND MADE A PART HEREOF


SECTION 1. OCCUPANCY

      1.1 ORIGINAL TERM. The term of this lease shall commence July 1, 1999, and continue through June 30, 2009 (the "Original Term"), unless sooner terminated as hereinafter provided.

      1.2  POSSESSION.     Tenant is currently in possession of the property.

      1.3 RENEWAL OPTION. If the lease is not in default at the time the option is exercised or at the time the renewal term is to commence, Tenant shall have the option to renew this lease for one (1) term of ten (10) years, as follows:

           (1) The renewal term shall commence immediately following expiration of the Original Term.

           (2) The option may be exercised by written notice to Landlord given not less than 120 days prior to the last day of the Original Term. The giving of such notice shall be sufficient to make the lease binding for the renewal term without further act of the parties. Landlord and Tenant shall then be bound to take the steps required in connection with the determination of rent as specified below.

           (3) The terms and conditions of the lease for the renewal term shall be identical with the Original Term except for rent and except that Tenant will no longer have any option to renew this lease. Rent for the renewal term shall be the greater of (a) the rental during the Original Term or (b) fair market rental for the ensuing term.

           (4) If the parties do not agree on the rent within 30 days after the notice of election to renew, the rent shall be determined by a qualified, independent real property appraiser familiar with commercial rental values in the area. The appraiser shall be chosen by Tenant from a list of not fewer than five such individuals submitted by landlord. If Tenant does not make the choice within five (5) days after submission of the list, Landlord may do so. If Landlord does not submit such a list within ten (10) days after written request from Tenant to do so, Tenant may name as an appraiser any individual with such

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qualifications.  Within thirty (30) days after the appraiser's  decision,  which shall be final and binding upon both parties. The cost of the appraisal shall be borne equally by both parties. In determining fair market rental, the appraiser shall not assign any value to the then existing improvements in the Premises.

SECTION 2. RENT

      2.1 BASE RENT. Tenant hereby agrees to pay base monthly rental (herein called the "Base Rental") in the sums and at the times as follows:

      Month                Base Rent       Annual Rent

      1-12                 $43,400         $520,800
      13-24                $44,485         $533,820
      25-36                $45,597         $547,165
      37-48                $46,737         $560,845
      49-60                $47,905         $574,866
      61-72                $49,103         $589,236
      73-84                $50,331         $603,972
      85-96                $51,589         $619,068
      97-108               $52,879         $634,548
      109-120              $54,201         $650,412

Rent shall be payable on the first day of each month in advance at such place as may be designated by Landlord except that rent for the first and last months has been paid upon the execution of this lease, and Landlord acknowledges receipt of this sum.

      2.2 SECURITY DEPOSIT. To secure Tenant's compliance with all terms of this lease, Tenant has paid Landlord the sum of $43,400.00 as a deposit. The deposit shall be a debt from Landlord to Tenant, refundable within thirty (30) days after expiration of the lease term or other termination not caused by Tenant's default. Landlord may commingle the deposit with its funds and Tenant shall not be entitled to interest on the deposit. Landlord shall have the right to offset against the deposit any sums owing from Tenant to Landlord and not paid when due, any damages caused by Tenant's default, the cost of curing any default by Tenant should Landlord elect to do so, and the cost of performing any repair or cleanup that is Tenant's responsibility under this lease. Offset against the deposit shall not be an exclusive remedy in any of the above cases, but may be invoked by Landlord, at its option, in addition to any other remedy provided by law or this lease for Tenant's nonperformance. Landlord shall give notice to Tenant each time an offset is claimed against the deposit, and, unless the lease is terminated, Tenant shall within ten (10) days after such notice deposit with Landlord a sum equal to the amount of the offset so that the total deposit amount, not of offset, shall remain constant throughout the lease term.

      2.3 ADDITIONAL RENT. All taxes, insurance costs, utility charges that Tenant is required to pay by this lease, and any other sum that Tenant is required to pay to Landlord or third parties shall be additional rent.

SECTION 3. USE OF THE PREMISES.

      3.1 PERMITTED USE. The Premises shall be used for office, warehouse and manufacturing. Tenant shall also have the right to sublease up to 30% of the facility to any other tenant as long as that tenant's occupancy does not increase the wear and tear on the facility, does not increase the cost of property insurance, and complies with all other terms and requirements of this

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lease.  Tenant  shall  provide  Landlord  with an executed  copy of any sublease entered into between Tenant and any other tenant, and shall notify Landlord when any other tenant comes into possession or vacates any portion of the Premises.

      3.2 RESTRICTIONS ON USE. In connection with the use of the Premises, Tenant shall:

           (1) Conform to all applicable laws and regulations of any public authority affecting the premises and the use, and correct at Tenant's own expense any failure of compliance created through Tenant's fault or by reason of Tenant's use, but Tenant shall not be required to make any structural changes to effect such compliance unless such changes are required because of Tenant's specific use.

           (2) Refrain from any activity that would make it impossible to insure the Premises against casualty, would increase the insurance rate, or would prevent Landlord from taking advantage of any ruling of the Oregon Insurance Rating Bureau, or its successor, allowing Landlord to obtain reduced premium rates for long-term fire insurance policies, unless Tenant pays the additional cost of the insurance.

           (3) Refrain from any use that would be reasonably offensive to other tenants or owners or users of neighboring premises or that would tend to create a nuisance or damage the reputation of the premises.

           (4) Refrain from loading the electrical system or floors beyond the point considered safe by a competent engineer or architect selected by Landlord.

           (5) Refrain from making any marks on or attaching any sign, insignia, antenna, aerial, or other device to the exterior or interior walls, windows, or roof of the premises without the written consent of Landlord, which consent shall not be unreasonably withheld or delayed

           (6) Tenant shall not cause or permit any Hazardous Substance to be spilled, leaked, disposed of, or otherwise released on or under the Premises. Tenant may use or otherwise handle on the Premises only those Hazardous Substances typically used or sold in the prudent and safe operation of the business specified in Section 3.1. Tenant may store such Hazardous Substances on the Premises only in quantities necessary to satisfy Tenant's reasonably anticipated needs. Tenant shall comply with all Environmental Laws and exercise the highest degree of care in the use, handling, and storage of Hazardous Substances and shall take all practicable measures to minimize the quantity and toxicity of Hazardous Substances used, handled, or stored on the Premises. Upon the expiration or termination of this Lease, Tenant shall remove all Hazardous Substances from the Premises. The term Environmental Law shall mean any federal, state, or local statute, regulation, or ordinance or any judicial or other governmental order pertaining to the protection of health, safety or the environment. The term Hazardous Substance shall mean any hazardous, toxic, infectious or radioactive substance, waste, and material as defined or listed by any Environmental Law and shall include, without limitation, petroleum oil and its fractions.

SECTION 4. REPAIRS AND MAINTENANCE

      4.1 LANDLORD'S  OBLIGATIONS.  The following shall be the responsibility of
Landlord:

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           (1) Other  than  maintenance  and  repair of the roof  membrane  (not including the concrete roof used to park  vehicles),  Landlord shall be under no
obligation   to  make  or  perform  any   repairs,   maintenance,   replacement,
alterations, or improvements on or to the Premises or the building of which the Premises are a part.

           (2) Notwithstanding the provisions of subsection (1) above, within one (1) year from the commencement date of this lease, Landlord shall repair the roof of the Premises substantially in accordance with the specifications set forth in the proposals dated May 18, 1999, from Interstate Roofing Inc., copies of which are attached hereto as Exhibit "B". It is expressly understood and agreed that Landlord need not contract with Interstate Roofing Inc. for such repairs but may use a roofing contractor of Landlord's choosing to perform the work.

      4.2 TENANT'S  OBLIGATIONS.  The following shall be the  responsibility  of
Tenant:

           (1) Except for Landlord's obligation under Section 5.1, Tenant, at its expense, shall keep the Premises (including, without limitation, the exterior paint) in first-class repair, operating condition, working order, and appearance.

      4.3 LANDLORD'S INTERFERENCE WITH TENANT. In performing any repairs, replacements, alterations, or other work performed on or around the Premises, Landlord shall not cause unreasonable interference with use of the Premises by Tenant. Tenant shall have no right to an abatement of rent nor any claim against Landlord for any inconvenience or disturbance resulting from Landlord's activities performed in conformance with the requirement of this provision.

      4.4 REIMBURSEMENT FOR REPAIRS ASSUMED. If Tenant fails or refuses to make repairs that are required by this Section 4, Landlord may make the repairs and charge the actual costs of repairs to Tenant. Such expenditures by Landlord shall be reimbursed by Tenant on demand together with interest at the rate of 12% per annum from the date of expenditure by Landlord. Except in an emergency creating an immediate risk of personal injury or property damage, Landlord may not perform repairs which are the obligation of Tenant and charge Tenant for the resulting expense unless at least 20 days before work is commenced, Tenant is given notice in writing outlining with reasonable particularity the repairs required, and Tenant fails within that time to initiate such repairs in good faith.

      4.5 INSPECTION OF PREMISES. Landlord shall have the right to inspect the Premises at any reasonable time or times to determine the necessity of repair. Whether or not such inspection is made, the duty of Landlord to make repairs shall not mature until a reasonable time after Landlord has received from Tenant written notice of the repairs that are required. Landlord shall attempt to schedule its inspections with Tenant so as to minimize disruption of Tenant's business operations at the Premises.

SECTION 5. ALTERATIONS.

      5.1 ALTERATIONS PROHIBITED. Tenant shall make no improvements or alterations on the Premises of any kind costing over $50,000 without first obtaining Landlord's written consent, which consent shall not be unreasonably withheld or delayed. Tenant shall present to Landlord plans and specifications for such work at the time consent is sought. Landlord may require Tenant to provide Landlord with a performance and payment bond prior to commencing any work. All alterations shall be made in a good


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and  workmanlike  manner,  and in compliance  with  applicable laws and building codes. As used herein, "alterations" includes the installation of computer and telecommunications wiring, cables, and conduit.

      5.2 OWNERSHIP AND REMOVAL OF ALTERATIONS. All improvements and alterations performed on the Premises by either Landlord or Tenant shall be the property of Landlord when installed unless the applicable Landlord's consent or work sheet specifically provides otherwise. Improvements and alterations installed by Tenant shall, at Landlord's option, be removed by Tenant and the Premises restored unless the applicable Landlord's consent or work sheet specifically provides otherwise.

SECTION 6. INSURANCE

      6.1 INSURANCE REQUIRED. Tenant shall keep the Premises insured against fire and other risks covered by a standard fire insurance policy with an endorsement for extended coverage naming Landlord as an additional insured. Tenant shall carry similar insurance insuring the property of Tenant on the Premises against such risks. Tenant shall also carry employer's liability and workers compensation insurance as required by law, and rent loss insurance in an amount sufficient to compensate Landlord for rent abated pursuant to Section 8 of this lease or otherwise for a period of up to twelve months. Certificates evidencing such insurance and bearing endorsements requiring ten (10) days' written notice to Landlord prior to any change or cancellation shall be furnished to Landlord prior to Tenant's occupancy of the Premises.

      6.2 WAIVER OF SUBROGATION. Neither party shall be liable to the other (or to the other's successors or assigns) for any loss or damage caused by fire or any of the risks enumerated in a standard fire insurance policy with an extended coverage endorsement, and in the event of insured loss, neither party's insurance company shall have a subrogated claim against the other. This waiver shall be valid only if the insurance policy in question expressly permits waiver of subrogation or if the insurance company agrees in writing that such a waiver will not affect coverage under the policies. Each party agrees to use best efforts to obtain such an agreement from its insurer if the policy does not expressly permit a waiver of subrogation.

SECTION 7. TAXES; UTILITIES.

      7.1 PROPERTY TAXES. Tenant shall pay as due all taxes on its personal property located on the Premises. Landlord shall pay as due all real property taxes and special assessments levied against the Premises. As used herein, real property taxes includes any fee or charge relating to the ownership, use, or rental of the Premises, other than taxes on the net income of Landlord or Tenant. Tenant shall reimburse Landlord for all real property taxes and special assessments within 30 days of billing therefore by Landlord.

      7.2 SPECIAL ASSESSMENTS. If an assessment for a public improvement is made against the Premises, Landlord may elect to cause such assessment to be paid in installments, in which case all of the installments payable with respect to the lease term shall be treated the same as general real property taxes for purposes of Section 7.1.

      7.3 CONTEST OF TAXES. Tenant shall be permitted to contest the amount of any tax or assessment as long as such contest is conducted in a manner that does not cause any risk that Landlord's interest in the Premises will be foreclosed for nonpayment.

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      7.4  PRORATION  OF  TAXES.  Tenant's  share  of real  property  taxes  and assessments for the years in which this lease commences or terminates shall be prorated based on the portion of the tax year that this lease is in effect.

      7.5 NEW CHARGES OR FEES. If a new charge or fee relating to the ownership or use of the Premises or the receipt of rental therefrom or in lieu of property taxes is assessed or imposed, then, to the extent permitted by law, Tenant shall pay such charge or fee. Tenant, however, shall have no obligation to pay any income, profits, or franchise tax levied on the net income derived by Landlord from this lease.

      7.6 PAYMENT OF UTILITIES CHARGES. Tenant shall pay when due all charges for services and utilities incurred in connection with the use, occupancy, operation, and maintenance of the Premises, including (but not limited to) charges for fuel, water, gas, electricity, sewage disposal, power, refrigeration, air conditioning, telephone, and janitorial services. If any utility services are provided by or through Landlord, charges to Tenant shall be comparable with prevailing rates for comparable services. If the charges are not separately metered or stated, Landlord shall apportion the charges on an equitable basis, and Tenant shall pay its apportioned share on demand.

SECTION 8. DAMAGE AND DESTRUCTION

      8.1 PARTIAL DAMAGE. If the Premises are partly damaged and Section 8.2 does not apply, the Premises shall be repaired by Landlord at Landlord's expense. Repairs shall be accomplished with all reasonable dispatch subject to interruptions and delays from labor disputes and matters beyond the control of Landlord and shall be performed in accordance with the provisions of 4.3; provided, however, that the rent shall be abated as set forth in Section 8.3 below.

      8.2 DESTRUCTION. If the Premises are destroyed or damaged such that the cost of repair exceeds 50% of the value of the structure before the damage, either party may elect to terminate the lease as of the date of the damage or destruction by notice given to the other in writing not more than forty-five
(45) days following the date of damage. In such event all rights and obligations of the parties shall cease as of the date of termination, and Tenant shall be entitled to the reimbursement of any prepaid amounts paid by Tenant and attributable to the anticipated term. If neither party elects to terminate, Landlord shall proceed to restore the Premises to substantially the same form as prior to the damage or destruction. Work shall be commenced as soon as reasonably possible and thereafter shall proceed without interruption except for work stoppages on account of labor disputes and matters beyond Landlord's reasonable control; provided, however, that the rent shall be abated as set forth in Section 8.3 below.

      8.3 RENT ABATEMENT. Rent shall be abated during the repair of any damage to the extent the premises are untenantable, except that there shall be no rent abatement where the damage occurred as the result of the fault of Tenant.

      8.4 DAMAGE LATE IN TERM. If damage or destruction to which Section 8.2 would apply occurs within one (1) year before the end of the then-current lease term, Tenant may elect to terminate the lease by written notice to Landlord given within thirty (30) days after the date of the damage. Such termination shall have the same effect as termination by Landlord under Section 8.2.

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SECTION 9. EMINENT DOMAIN

      9.1 PARTIAL TAKING.  If a portion of the Premises is condemned and Section
9.2 does not apply, the lease shall continue on the following terms:

           (1)   Landlord   shall  be  entitled  to  all  of  the   proceeds  of
condemnation, and Tenant shall have no claim against Landlord as a result of the condemnation.

           (2) Landlord shall proceed as soon as reasonably possible to make such repairs and alterations to the Premises as are necessary to restore the remaining Premises to a condition as comparable as reasonably practicable to that existing at the time of the condemnation.

           (3) After the date on which title vests in the condemning authority or an earlier date on which alterations or repairs are commenced by Landlord to restore the balance of the Premises in anticipation of taking, the rent shall be reduced in proportion to the reduction in value of the Premises as an economic unit on account of the partial taking. If the parties are unable to agree on the amount of the reduction of rent, the amount shall be determined by arbitration in the manner provided in Section 17.

           (4) If a portion of Landlord's property not included in the Premises is taken, and severance damages are awarded on account of the Premises, or an award is made for detriment to the Premises as a result of activity by a public body not involving a physical taking of any portion of the Premises, this shall be regarded as a partial condemnation to which Sections 9.1(1) and 9.1(3) apply, and the rent shall be reduced to the extent of reduction in rental value of the Premises as though a portion had been physically taken.

           (5) Notwithstanding any contrary provision in this lease, Tenant shall be entitled to negotiate for and retain condemnation compensation for the value of Tenant's improvements to the Premises taken in connection with the condemnation.

      9.2 TOTAL TAKING. If a condemning authority takes all of the Premises or a portion sufficient to render the remaining premises reasonably unsuitable for the use that Tenant was then making of the premises, the lease shall terminate as of the date the title vests in the condemning authorities. Such termination shall have the same effect as a termination under Section 9.1(1). Landlord shall be entitled to all of the proceeds of condemnation, and Tenant shall have no claim against Landlord as a result of the condemnation. Notwithstanding any contrary provision in this lease, Tenant shall be entitled to negotiate for and retain condemnation compensation for the value of Tenant's improvements to the Premises taken in connection with the condemnation.

      9.3 SALE IN LIEU OF CONDEMNATION. Sale of all or part of the premises to a purchaser with the power of eminent domain in the face of a threat or probability of the exercise of the power shall be treated for the purposes of this Section 9 as a taking by condemnation.

SECTION 10.     LIABILITY AND INDEMNITY.

      10.1 LIENS

           (1) Except with respect to activities for which Landlord is responsible, Tenant shall pay as due all claims for work done on and for services rendered or material furnished to the Premises, and shall keep the Premises free from any liens. If Tenant fails to pay any such claims or to

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discharge any lien,  Landlord may do so and collect the cost as additional rent.

Any amount so added shall bear interest at the rate of 12% per annum from the date expended by Landlord shall not constitute a waiver of any right or remedy which Landlord may have on account of Tenant's default.

           (2) Tenant may withhold payment of any claim in connection with a good-faith dispute over the obligation to pay, as long a Landlord's property interests are not jeopardized. If a lien is filed as a result of nonpayment, Tenant shall, within ten (10) days after knowledge of the filing, secure the discharge of the lien or deposit with Landlord cash or sufficient corporate surety bond or other surety satisfactory to Landlord in an amount sufficient to discharge the lien plus any costs, attorney fees, and other charges that could accrue as a result of a foreclosure or sale under the lien.

      10.2 INDEMNIFICATION. Tenant shall indemnify and defend Landlord from any claim, loss, or liability arising out of or related to any activity of Tenant on the Premises or any condition of the Premises in the possession or under the control of Tenant. Landlord shall have no liability to Tenant for any injury, loss, or damage caused by third parties, or by any condition of the Premises.

      10.3 LIABILITY INSURANCE. Before going into possession of the Premises, Tenant shall procure and thereafter during the term of the lease shall continue to carry the following insurance at Tenant's costs: comprehensive general liability insurance in a responsible company with limits of not less than $1,000,000 for injury to one person, $2,000,000 for injury to two or more persons in one occurrence, and $2,000,000 for damage to property. Such insurance shall cover all risks arising directly or indirectly out of Tenant's activities on or any condition of the premises whether or not related to an occurrence caused or contributed to by Landlord's negligence. Such insurance shall cover all risks arising directly or indirectly out of Tenant's activities on or any condition of the premises whether or not related to an occurrence caused or contributed to by Landlord's negligence. Such insurance shall protect Tenant against the claims of Landlord on account of the obligations assumed by Tenant under Section 10.2, and shall name Landlord as an additional insured. Certificates evidencing such insurance and bearing endorsements requiring ten
(10) days' written notice to Landlord prior to any change or cancellation shall be furnished to Landlord prior to Tenant's occupancy of the Premises.

SECTION 11.     QUIET ENJOYMENT; MORTGAGE PRIORITY

      11.1 LANDLORD'S WARRANTY. Landlord warrants that it is the owner of the Premises and has the right to lease them free of all encumbrances except those set forth on the attached schedule entitled "Exceptions to Title." Subject to these exceptions, Landlord will defend Tenant's right to quiet enjoyment of the Premises from the lawful claims of all persons during the lease term.

      11.2 MORTGAGE PRIORITY. The Premises are subject to real estate mortgage given to Ronald and Heather Killough as mortgagee. This lease is conditioned upon its approval by the mortgagee and upon agreement by the mortgagee that the rights of Tenant under the lease will be recognized so that in the event of foreclosure of the mortgage this lease will remain in effect according to its terms and Tenant's possession will not be disturbed as long as Tenant is in compliance with this lease.

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      This  lease  is and  shall  be  prior  to any  mortgage  or deed of  trust
("Encumbrance") recorded after the date of this lease and affecting the Premises. However, if any lender holding such an Encumbrance requires that this lease be subordinate to the Encumbrance, then Tenant agrees that the lease shall be subordinate to the Encumbrance if the holder thereof agrees in writing with Tenant that as long as tenant performs its obligations under this lease no foreclosure, deed given in lieu of foreclosure, or sale pursuant to the terms of the Encumbrance, or other steps or procedures taken under the Encumbrance shall affect Tenant's rights under this lease. If the foregoing condition is met, Tenant shall execute the written agreement and any other documents required by the holder of the Encumbrance to accomplish the purposes of this paragraph. If the Premises are sold as a result of foreclosure of any Encumbrance thereon, or otherwise transferred by Landlord or any successor, Tenant shall attorn to the purchaser or transferee.

      11.3 ESTOPPEL CERTIFICATE. Either party will, within twenty (20) days after Notice from the other, execute and deliver to the other party a certificate stating whether or not this lease has been modified and is in full force and effect and specifying any modifications or alleged breaches by the other party. The certificate shall also state the amount of monthly base rent, the dates to which rent has been paid in advance, and the amount of any security deposit or prepaid rent. Failure to deliver the certificate within the specified time shall be conclusive upon the party from whom the certificate was requested that the lease is in full force and effect and has not been modified except as represented in the notice requesting the certificate.

SECTION 12.     ASSIGNMENT AND SUBLETTING.

      Except as provided in Section 3.1, no part of the Premises may be assigned, mortgaged, or subleased, nor may a right of use of any portion of the property be conferred on any third person by any other means, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. This provision shall apply to mergers and all transfers by operation of law. If Tenant is a corporation or partnership, this provision shall apply to any transfer of a majority voting interest in stock or partnership interest of Tenant. No consent in one instance shall prevent the provision from applying to a subsequent instance. In determining whether to consent to assignment Landlord may consider the following factors; financial ability of assignee; business experience of assignee; and credit worthiness of assignee. Landlord shall be required to consent when the assignee's use is allowed by this lease and the assignee's net worth exceeds that of Tenant.

SECTION 13.     DEFAULT

      The following shall be events of default:

      13.1 DEFAULT IN RENT. Failure of Tenant to pay any rent or other charge within twenty (20) days following written notice to Tenant that rent has not been received. Notwithstanding the foregoing, if Landlord has given the notice provided in this Section 13.1 twice within any 12 consecutive month period, then Landlord need not give such notice in the event of any further default within that 12 month period and Tenant shall be in default if Tenant fails to pay any rent or other charge within ten (10) days after it is due.

      13.2 DEFAULT IN OTHER COVENANTS. Failure of Tenant to comply with any term or condition or fulfill any obligation of the lease (other than the payment of rent or other charges) within twenty (20) days after written notice by Landlord specifying the nature of the default with reasonable particularity. If the default is of such a nature that it cannot be completely remedied within the

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20-day period, this provision shall be complied with if Tenant begins correction of the default within the 20-day period and thereafter proceeds with reasonable diligence and in good faith to effect the remedy as soon as practicable.

      13.3 INSOLVENCY. Insolvency of Tenant; an assignment by Tenant for the benefit of creditors; the filing by Tenant of a voluntary petition in bankruptcy; an adjudication that Tenant is bankrupt or the appointment of a receiver of the properties of Tenant; the filing of any involuntary petition of bankruptcy and the failure of Tenant to secure a dismissal of the petition within ninety (90) days after filing; attachment of or the levying of execution on the leasehold interest and failure of Tenant to secure discharge of the attachment or release of the levy of execution within thirty (30) days shall constitute a default. If Tenant consists of two or more individuals or business entities, the events of default specified in this Section 13.3 shall apply to each individual unless within ten (10) days after an event of default occurs, the remaining individuals produce evidence satisfactory to Landlord that they have unconditionally acquired the interest of the one causing the default. If the lease has been assigned, the events of default so specified shall apply only with respect to the one then exercising the rights of Tenant under the lease.

      13.4 ABANDONMENT. Failure of Tenant for ten (10) days or more to occupy the Premises for one or more of the purposes permitted under this lease, unless such failure is excused under other provisions of this lease. The foregoing failure to occupy shall not constitute an event of default if, prior to vacating the Premises, Tenant delivers to Landlord a surety bond in an amount equal to the rent payable under this lease for the 12 months next succeeding the month in which the abandonment will occur, guaranteeing payment of rent during that period, issued by a reputable company licensed to issue surety bonds in Oregon.

SECTION 14.     REMEDIES ON DEFAULT

      14.1 TERMINATION. In the event of a default the lease may be terminated at the option of Landlord by written notice to Tenant. Whether or not the lease is terminated by the election of landlord or otherwise, Landlord shall be entitled to recover damages from Tenant for the default, and Landlord may reenter, take possession of the premises, and remove any persons or property by legal action or by self-help with the use of reasonable force and without liability for damages and without having accepted a surrender.

      14.2 RELETTING. Following reentry or abandonment, Landlord may relet the Premises and in that connection may make any suitable alterations or refurbish the Premises, or both, or change the character or use of the Premises, but Landlord shall not be required to relet for any use or purpose other than that specified in the lease or which Landlord may reasonably consider injurious to the Premises, or to any tenant that Landlord may reasonably consider objectionable. Landlord may relet all or part of the Premises, alone or in conjunction with other properties, for a term longer or shorter than the term of this lease, upon any reasonable terms and conditions, including the granting of some rent-free occupancy or other rent concession.

      14.3 DAMAGES. In the event of termination or retaking of possession following default, Landlord shall be entitled to recover immediately, without waiting until the due date of any future rent or until the date fixed for expiration of the lease term, the following amounts as damages:

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           (1) The loss of rental  from the date of  default  until a new tenant is, or with the exercise of reasonable efforts could have been, secured and paying out.

           (2) The reasonable costs of reentry and reletting including, without limitation, the cost of any cleanup, refurbishing, removal of Tenant's property and fixtures, costs incurred under Section 14.5, or any other expense occasioned by Tenant's default including, but not limited to, any remodeling or repair costs, attorney fees, court costs, broker commissions, and advertising costs.

           (3) Any excess of the value of the rent and all of Tenant's other obligations under this lease over the reasonable expected return from the premises for the period commencing on the earlier of the date of trial or the date the premises are relet, and continuing through the end of the term. The present value of future amounts will be computed using a discount rate equal to the prime loan rate of major Oregon banks in effect on the date of trial.

      14.4 RIGHT TO SUE MORE THAN ONCE. Landlord may sue periodically to recover damages during the period corresponding to the remainder of the lease term, and no action for damages shall bar a later action for damages subsequently accruing.

      14.5 LANDLORD'S RIGHT TO CURE DEFAULTS. If Tenant fails to perform any obligation under this lease, Landlord shall have the option to do so after thirty (30) days' written notice to Tenant. All of Landlord's expenditures to correct the default shall be reimbursed by Tenant on demand with interest at the rate of 12% annum from the date of expenditure by Landlord. Such action by Landlord shall not waive any other remedies available to Landlord because of default.

      14.6 REMEDIES CUMULATIVE. The foregoing remedies shall be in addition to and shall not exclude any other remedy available to Landlord under applicable law.

SECTION 15.     SURRENDER AT EXPIRATION

      15.1 CONDITION OF PREMISES. Upon expiration of the lease term or earlier termination on account of default, Tenant shall deliver all keys to Landlord and surrender the Premises in as good a condition as exists on the lease commencement date, reasonable wear and tear excepted. Alterations constructed by Tenant with permission from Landlord shall not be removed or restored to the original condition unless the terms of permission for the alteration so require. Depreciation and wear from ordinary use for the purpose for which the Premises are leased shall be excepted but repairs for which Tenant is responsible shall be completed to the latest practical date prior to such surrender. Tenant's obligations under this section shall be subordinate to the provisions of Section 8 relating to destruction.

      15.2 FIXTURES

           (1) All fixtures placed upon the Premises during the term, other than Tenant's trade fixtures, shall, at Landlord's option, become the property of Landlord. If Landlord so elects, Tenant shall remove any or all fixtures that would otherwise remain the property of Landlord, and shall repair any physical damage resulting from the removal. If Tenant fails to remove such fixtures, Landlord may do so and charge the cost to Tenant with interest at the legal rate from the date of expenditure.

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           (2) Prior to expiration or other termination of the lease term Tenant shall remove all furnishings, furniture, and trade fixtures that remain its property. If tenant fails to do so, this shall be an abandonment of the property, and Landlord may retain the property and all rights of Tenant with respect to it shall cease or, by notice in writing given to Tenant within twenty
(20) days after removal was required, Landlord may elect to hold Tenant to its obligation of removal. If Landlord elects to require Tenant to remove, Landlord may effect a removal and place the property in public storage for Tenant's
account.   Tenant  shall  be  liable  to  Landlord  for  the  cost  of  removal, transportation to storage, and storage, with interest at the legal rate on all such expenses from the date of expenditure by Landlord.

      15.3 HOLDOVER

          (1) If Tenant does not vacate the Premises at the time required, Landlord shall have the option to treat Tenant as a tenant from month to month, subject to all of the provisions of this lease except the provisions for term and renewal and at a rental rate equal to 200 percent of the rent last paid by Tenant during the original term, or to eject tenant from the Premises and recover damages caused by wrongful holdover. Failure of tenant to remove fixtures, furniture, furnishings, or trade fixtures that Tenant is required to remove under this lease shall constitute failure to vacate to which this section shall apply if the property not removed will substantially interfere with occupancy of the Premises by another tenant or with occupancy by Landlord for any purpose including preparation for a new tenant.

           (2) If a month-to-month tenancy results from a holdover by Tenant under this Section 15.3, the tenancy shall be terminable at the end of any monthly rental period on written notice from Landlord given not less than thirty
(30) days prior to the termination date which shall be specified in the notice. Tenant waives any notice that would otherwise be provided by law with respect to a month-to-month tenancy.

SECTION 16.       RIGHT OF FIRST REFUSAL

         16.1 OFFER TO TENANT. Landlord agrees not to sell, transfer, exchange, grant an option to purchase, or otherwise dispose of the Premises or any part of, or interest in, the Premises without first offering the Premises to Grantee on the terms and conditions set forth in this Section 16.

          (1) When Landlord receives from a third party (the "Third Party Offeror") a bona fide offer to purchase the Premises, or a part of it, or an interest in it, Landlord shall give Tenant written notice (the "Notice") of the price, terms, and conditions of the offer and deliver a copy of the executed contract evidencing the offer (the "Offer") to Tenant.

          (2) When Tenant receives the Notice and a copy of the Offer, Tenant shall have the prior and preferential right to purchase the Premises (or the part of or interest in the Premises covered by the Offer, as the case may
be) at the same price and on the same terms and conditions as are contained in the Offer, except that if Tenant exercises the right of first refusal by electing to purchase the Premises then (1) the closing of the transaction contemplated by the Offer shall take place no earlier than 30 days after the date that Tenant elects to exercise the right of first refusal, and (2) Tenant shall receive a credit against the sale price of the Premises in an amount equal to any brokerage commission that Landlord may save by selling the Property to Tenant rather than the Third-Party Offeror.

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          (3) Tenant shall have 20 days from the date Tenant receives the Notice and a copy of the Offer to notify Landlord whether Tenant elects to purchase the Premises pursuant to the terms of the Offer. If Tenant elects to exercise its right to purchase the Premises, then, in addition to giving Landlord written notice of its election within the 20-day period, Tenant also shall tender an amount equal to the earnest money deposit, if any, specified in the Offer, which will be held and used in accordance with the terms of the Offer.

          (4) If Tenant fails to timely exercise its right to purchase the Premises pursuant to the terms of this Section, then Landlord shall be entitled to sell the Premises according to the terms of the Offer to the Third-Party Offeror, subject to the terms of paragraph (5) below.

          (5) If Tenant fails to timely exercise its right to purchase the Premises pursuant to the terms of this Section, and for any reason Landlord shall not sell or convey the Premises to the Third-Party Offeror on the terms contained in the Offer, then Landlord must submit any other offer to Tenant before selling the Premises, and such offers shall be subject to Tenant's right of first refusal under this Section.

         16.2 TERM. The term of this Right of First Refusal commences as of the date of this lease and terminates on the earlier to occur of (1) the expiration of the lease term or earlier termination in the event of default, or (2) the consummation of the sale of the Premises to a third party after Tenant has elected not to exercise its right of first refusal. Tenant shall cooperate in providing Landlord with any instruments that Landlord reasonably may require for the purpose of removing from the public record any cloud on title to the Premises attributable in any manner to the grant or existence of this right of first refusal.

         16.3 EXCLUDED TRANSFERS. The right of first refusal created by this Section shall not apply to:

          (1) Any sale or conveyance of the Premises by Landlord to any partnership, limited partnership, joint venture, corporation, limited liability company, or other entity in which Landlord owns and controls at least a 33% ownership interest; or

          (2) Any sale, conveyance, or other transfer to any partnership, limited partnership, joint venture, corporation, limited liability company, or other entity in which one or more members of 6710 LLC and/or their descendants owns and controls at least a 33% ownership interest.

         16.4 REAL ESTATE COMMISSION. Landlord and Tenant each agree to pay any commission or finder's fees that may be due on account of Tenant's purchase of the Premises to any broker or finder employed by it and to indemnify the other against any claims for commissions or fees asserted by any broker claiming by, through, or under the indemnifying party.

         16.5 STATUTORY DISCLAIMER. THIS INSTRUMENT WILL NOT ALLOW USE OF THE PROPERTY DESCRIBED IN THIS INSTRUMENT IN VIOLATION OF APPLICABLE LAND USE LAWS AND REGULATIONS. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY APPROVED USES.

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SECTION 17.     MISCELLANEOUS

      17.1 NONWAIVER. Waiver by either party of strict performance of any provision of this lease shall not be a waiver of or prejudice the party's right to require strict performance of the same provision in the future or of any other provision.

      17.2 ATTORNEY FEES. If suit or action is instituted in connection with any controversy arising out of this lease, the prevailing party shall be entitled to recover in addition to costs such sum as the court may adjudge reasonable as attorney fees at trial, on petition for review, and on appeal.

      17.3 NOTICES. Any notice required or permitted under this lease shall be given when actually delivered or 48 hours after deposited in United States mail as certified mail addressed to the address first given in this lease or to such other address as may be specified from time to time by either of the parties in writing.

      17.4 SUCCESSION. Subject to the above-stated limitations on transfer of Tenant's interest, this lease shall be binding on and inure to the benefit of the parties and their respective successors and assigns.

      17.5 RECORDATION.

          (1) Landlord shall execute and acknowledge a memorandum of this lease in a form suitable for recording, and Tenant may record the memorandum.

          (2) Tenant agrees that upon expiration of the lease term or upon sooner termination of this lease, Tenant will execute and acknowledge a memorandum of termination of this lease in a form suitable for recording, and Landlord may record the memorandum.

      17.6 ENTRY FOR INSPECTION. Landlord shall have the right to enter upon the Premises at any time to determine Tenant's compliance with this lease, to make necessary repairs to the building or to the Premises, or to show the Premises to any prospective tenant or purchaser, and in addition shall have the right, at any time during the last two (2) months of the term of this lease, to place and maintain upon the Premises notices for leasing or selling of the Premises. Landlord shall attempt to schedule its inspections with Tenant so as to minimize disruption of Tenant's business operations at the Premises.

      17.7 INTEREST ON RENT AND OTHER CHARGES. Any rent or other payment required of Tenant by this lease shall, if not paid within ten (10) days after it is due, bear interest at the rate of 12% per annum (but not in any event at a rate greater than the maximum rate of interest permitted by law) from the due date until paid. In addition, if tenant fails to make any rent or other payment required by this lease to be paid to landlord within five days after it is due, landlord may elect to impose a late charge of five (5) cents per dollar of the overdue payment to reimburse Landlord for the costs of collecting the overdue payment. Tenant shall pay the late charge upon demand by Landlord. Landlord may levy and collect a late charge in addition to all other remedies available for Tenant's default, and collection of a late charge shall not waive the breach caused by the late payment.

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      17.8  PRORATION OF RENT. In the event of  commencement  or  termination of this lease at a time other than the beginning or end of one of the specified rental periods, then the rent shall be prorated as of the date of commencement or termination and in the event of termination for reasons other than default, all prepaid rent shall be refunded to Tenant or paid on its account.

      17.9 TIME OF ESSENCE. Time is of the essence of the performance of each of Tenant's obligations under this lease.

     17.10 NO PARTNERSHIP. Landlord is not by virtue of this lease a partner or joint venturer with Tenant in connection with the business carried on under this lease, and shall have no obligation with respect to Tenant's debts or other liabilities, and no interest in Tenant's profits.

SECTION 18.     ARBITRATION

      18.1 DISPUTES TO BE ARBITRATED. If any dispute arises between the parties, either party may request arbitration and appoint as an arbitrator an independent real estate appraiser having knowledge of valuation of rental properties comparable to the Premises. The other party shall also choose an arbitrator with such qualifications, and the two arbitrators shall choose a third. If the choice of the second or third arbitrator is not made within ten (10) days of the choosing of the prior arbitrator, then either party may apply to the presiding judge of the judicial district where the premises are located to appoint the required arbitrator.

      18.2 PROCEDURE FOR ARBITRATION. The arbitrator shall proceed according to the Oregon statutes governing arbitration, and the award of the arbitrators shall have the effect therein provided except that the arbitrators' award shall be binding. The arbitration shall take place in the county where the leases premises are located. Costs of the arbitration shall be shared equally by the parties, but each party shall pay its own attorney fees incurred in connection with the arbitration.

SECTION 19. EXHIBITS. The following Exhibits are attached hereto and incorporated herein as a part of this lease:

           Exhibit "A".  The Premises

                           LANDLORD:

                           6710 LLC,
                           an Oregon Limited Liability Company


                           By: /s/ Howard N. Dietrich
                           Title: Manager


                           TENANT:

                           PHOENIX GOLD INTERNATIONAL, INC.,
                           an Oregon Corporation


                           By: /s/ Timothy C. Johnson
                           Title: Executive Vice President


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Order No:  196950

                                    EXHIBIT A
                                LEGAL DESCRIPTION

PARCEL I:

Lots 1, 2, 3, 16, 17, 18 and the Southeasterly 15 feet of Lots 4 and 15, Block 3; Lots 6, 7, 8, 9, 10 and 11, Block 4; Lots 6, 7, 8, 9, 10 and 11, Block 5; and
Lots 1, 2, 3 and the Southeasterly 15 feet of Lot 4, Block 6, all in BYAR'S ADDITION TO ST. JOHNS, in the City of Portland, County of Multnomah and State of Oregon.

TOGETHER WITH those portions of North Crawford Street and North Trumbull Avenue which accrued to said property by reason of vacation proceedings.

PARCEL II:  AMENDED

A tract of land located in the Northwest 1/4 of Section 12, Township 1 North, Range 1 West of the Willamette Meridian, in the City of Portland, County of Multnomah and State of Oregon, more particularly described as follows:

All of Lots 1 through 5, and Lots 12 through 16, Block 4, BYAR'S ADDITION TO ST. JOHNS.

EXCEPTING THEREFROM the Southwesterly 31 feet of Lots 12 through 16, Block 4, BYAR'S ADDITION, more particularly described as follows:

Beginning at the Northwesterly corner of Lot 12, Block 4; thence along the Northwesterly line of said Lot 12, North 57(degree)23'19" East, 31.00 feet to a 5/8" iron rod with yellow plastic cap marked "ACS&P 668-3151"; thence Southeasterly and parallel to Northeasterly line of vacated N. Crawford Street, South 32(degree)36'41" East 250.00 feet to a 5/8" iron rod with yellow plastic cap marked "ACS&P 668-3151" on the Northwesterly right-of-way line of North St. Louis Avenue and being on the Southeasterly line of Lot 16, Block 4, BYAR'S ADDITION; thence Southwesterly along said Northwesterly right-of-way line South 57(degree)23'19" West 31.00 feet to the Southwesterly corner of said Lot 16 and being on the Northerly right-of-way line of vacated N. Crawford Street; thence Northwesterly along said Northerly right-of-way line North 32(degree)36'41" West
250.00 feet to the point of beginning.





                                                                      EXHIBIT A